Exhibit 23.11

TBPELS REGISTERED ENGINEERING FIRM F-1580 1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	FAX (713) 651-0849 TELEPHONE (713) 651-9191

CONSENT OF RYDER SCOTT COMPANY, L.P.

We have issued our report dated February 1, 2022 on estimates of proved reserves, future production and income attributable to certain royalty interests of Falcon Minerals Corporation now referred to as Sitio Royalties Corp. as of December 31, 2021. As independent oil and gas consultants, we hereby consent to the inclusion of our report and the information contained therein and information from our prior reserve reports referenced on this consent solicitation statement/proxy statement/prospectus on Form S-4.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.

TBPELS Firm Registration No. F-1580

Houston, Texas

October 3, 2022

SUITE 2800, 350 7TH AVENUE, S.W. 633 17TH STREET, SUITE 1700	CALGARY, ALBERTA T2P 3N9 DENVER, COLORADO 80202	TEL (403) 262-2799 TEL (303) 339-8110